SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ALANCO TECHNOLOGIES, INC.

                 (Exact name of registrant specified in charter)





                               Arizona 86-0220694

                (State or other jurisdiction of (I.R.S. Employer

               Incorporation or organization) Identification No.)



                          15575 North 83rd Way, Suite 3

                            Scottsdale, Arizona 85260

                                 (480) 607-1010

          (Address and telephone number of principal executive offices)



                               Robert R. Kauffman
                             Chief Executive Officer
                            Alanco Technologies, Inc.
                          15575 North 83rd Way, Suite 3
                            Scottsdale, Arizona 85260
                                 (480) 607-1010
            (Name, address and telephone number of agent for service)

                                 With a Copy to:

                                 Steven P. Oman, Esq.
                            10446 N. 74th Street, Suite 130
                               Scottsdale, Arizona 85258



APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  FROM TIME TO TIME AFTER THE  EFFECTIVENESS OF THIS REGISTRATION
STATEMENT



IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT
TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST
REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT
TO RULE 462(b) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE
SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER
THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT
REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING BOX. [ ]
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

                  CALCULATION OF REGISTRATION FEE

Title of each                                    Proposed
class of securities                              maximum aggregate      Amount of
to be registered        Amount to be Registered  offering price (1)  registration fee
----------------        -----------------------  ------------------  ----------------



Class A Common Stock          10,037,704              $0.44           $357.30


(1) Calculated for purposes of this offering under Rule 457(c) under the Securities Act of 1933 using the average of the high and low sales prices for the Company's Class A Common Stock on the NASDAQ SmallCap Market as of October 1, 2003.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            ALANCO TECHNOLOGIES, INC.
                    10,037,704 Shares of Class A Common Stock

       (To be issued by the Company upon conversion of outstanding shares of the Company's Series A Convertible Preferred Stock or upon exercise of outstanding Warrants to purchase Common Stock.)


THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT YOU SHOULD
CONSIDER.

This prospectus is being used in connection with offerings from time to time by some of our stockholders. We issued shares of Series A Convertible Preferred Stock and Warrants to purchase Common Stock to the selling stockholders in connection with a private placement completed in 2003. It is the shares of the Company's Class A Common Stock that the Series A Convertible Preferred Stock and Warrants may be converted in to which are offered by this prospectus. We expect that sales of shares of Class A Common Stock under this prospectus will be made

o        in broker's transactions;

o        in transactions directly with market makers; or

o        in privately negotiated sales or otherwise.

The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of Class A Common Stock. The selling stockholders and the brokers and dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

The selling stockholders beneficially own all 10,037,704 shares of Class A Common Stock. We will not receive any part of the proceeds from the sale of the shares. The registration of the shares on behalf of the selling stockholders, however, does not necessarily mean that any of the selling stockholders will offer or sell their shares under this registration statement, or at any time in the near future.

Our Class A Common Stock is listed on the NASDAQ SmallCap Market, or NASDAQ, under the symbol "ALAN." On October 1, 2003, the last sale price of our Class A Common Stock on NASDAQ was $0.45 per share.

You should read this prospectus and any prospectus supplements carefully before deciding to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is December 11, 2003.


                            TABLE OF CONTENTS
                                                                         Page



     Summary                                                               5

     Risk Factors                                                          5

     Safe Harbor Statements Under the Private Securities
     Litigation Reform Act of 1995                                         9

     Issuance of Securities to Selling Stockholders                        9

     Use of Proceeds                                                      10

     Plan of Distribution                                                 10

     Selling Stockholders                                                 12

     Description of Securities                                            16

     Legal Matters                                                        18

     Experts                                                              19

     Where You Can Find More Information                                  19

     Information Incorporated by Reference                                19


                                     SUMMARY

         The following summary does not contain all of the information that may be important to purchasers of our Class A Common Stock. Prospective purchasers of Class A Common Stock should carefully review the detailed information and financial statements, including notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.

                                  The Company

Our company, Alanco Technologies, Inc., together with our subsidiaries, is a provider of advanced information technology solutions. Our operations at the end of fiscal 2003 (June 30, 2003) were diversified into two reporting business segments including: (i) design, production, marketing and distribution of RFID tracking technology, and (ii) manufacturing, marketing and distribution of data storage products.

Effective June, 2002, we acquired radio frequency identification tracking technology, known as "RFID", through the acquisition of the operations of Technology Systems International, Inc., a Nevada corporation. We continue to participate in the data storage market through two wholly-owned subsidiaries:
Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of network attached storage systems for mid-range organizations.

Our principal executive offices are located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260, and our telephone number is (480) 607-1010.

                                  The Offering


Securities offered by the Selling Shareholders.. 10,037,704 shares of Class A Common Stock

Class A Common Stock currently outstanding...... 15,249,400 shares (1)

Use of proceeds................................. We will not receive  any of the  proceeds of sales of Class A
                                                 Common Stock by the Selling  Shareholders.  We may,  however, receive  proceeds from the exercise of certain rights held by some of the  Selling  Shareholders  under  stock  options  or warrants to purchase  Class A Common Stock from us if that is the origin of shares sold by those Selling Shareholders.

Risk Factors.................................... Prospective  purchasers should carefully consider the factors discussed under "Risk Factors."

NASDAQ symbol................................... ALAN

(1) Excludes (i) 6,821,250 shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding as of September 30, 2003; (ii) 2,515,750 shares reserved for issuance upon the exercise of stock options that may be granted in the future under our stock option plans; (iii) 6,009,426 shares reserved for issuance upon exercise of outstanding warrants; (iv) 7,528,278 shares reserved for issuance upon conversion of the Series A Convertible Preferred Stock; and (v) 726,245 shares reserved for issuance upon conversion of the Series B Convertible Preferred Stock.

                                   RISK FACTORS


An investment in Alanco involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the shares of Class A Common Stock offered under this prospectus. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus. This prospectus contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this prospectus, including the information set out below, identifies important factors that could cause such differences. See "Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995."


TSI acquisition. We acquired the operations of Technology Systems International, Inc. ("TSI") effective June 2002, creating the Company's RFID Technology segment. The following risks are relevant with respect to the acquisition:

o We must successfully operate the storage businesses that we already have, as well as integrate and successfully operate the TSI operations as contemplated by the acquisition. The process of integrating management operations, facilities, accounting, billing and collection systems, and other information systems requires continued investment of time and resources and can involve difficulties, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

o Our business model for the TSI business projects significant revenue growth from sales of the TSI PRISM system in the corrections market. We do not have experience in increasing market share in the corrections market, and there is no certainty that we will be able to capture the required market share for TSI to achieve its anticipated financial success. The TSI RFID technology is currently being marketed to the corrections market to monitor the continuous location of incarcerated prisoners. Although there are a number of monitoring systems being marketed to the corrections industry, the TSI PRISM system is currently the only system, to the best of our knowledge, that is able to continuously (every two seconds) monitor the location of prisoners, both inside and outside of buildings. There is no certainty that the corrections industry will adopt this technology broadly enough for us to reach our marketing projections.

o We purchase sub-components for the location and tracking system technology from a limited number of subcontractors that have the required technology to produce the sub-components in the quantities required. We cannot be assured that required sub-components will be available in the quantities and at the prices and terms anticipated.

o Our TSI products are reliant on key personnel who developed and understand the technology. The loss of the services of those key technology personnel could have an adverse effect on the business, operating results and financial condition of our company.

o See Legal Matters for a discussion of a legal suit filed in connection with our acquisition of the operations of TSI.

We are subject to the budget constraints of the governmental agencies purchasing TSI's monitoring systems, which could result in a significant decrease in our anticipated revenues. We are subject to the budget constraints of the governmental agencies to whom we plan to sell the TSI monitoring systems. We cannot assure you that such governmental agencies will have the necessary revenue to purchase the systems even though they may want to do so. The funds available to governmental agencies are subject to various economic and political influences. Even though the TSI monitoring system may be recommended for purchase by corrections facility managers, the governmental agency responsible for the facility may not have sufficient budget resources to purchase the system. As of the date of this filing, TSI has no current sales backlog as defined by unfulfilled signed contracts.

General economic conditions. Recent unfavorable economic conditions and reduced information technology spending by our customers have adversely affected our business in recent quarters. If the economic conditions worsen, or continue at their present level indefinitely, we may experience a material adverse impact on our business, operating results, and financial condition. Our data storage product division sells systems designed to upgrade and enhance older Legacy computer systems as well as network attached storage systems to mid-sized network users. The recent economic conditions have resulted in reduced spending by our customers for technology in general, including the data storage systems sold by us. We have reduced overhead to assist in offsetting our reduced sales volume; however, no assurance can be given that the current economic conditions will not worsen further exacerbating the sales slowdown. The TSI RFID system sales are less dependent upon current economic conditions as most of the system purchasers are governmental agencies. However, the current economic conditions do have an impact on governmental budgets, thereby potentially impacting our sales. See the previous section discussing the budget constraints of our governmental purchasers.

Acts of domestic terrorism and war have impacted general economic conditions and may impact the industry and our ability to operate profitably. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military attacks on Afghanistan, and in 2003 launched military attacks on Iraq with ongoing operations in both areas. As a result of those terrorist acts and acts of war, there has been a disruption in general economic activity. The demand for our data storage products and services have declined as layoffs in industries affect the economy as a whole. There may be other consequences resulting from those acts of terrorism, and any others which may occur in the future, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to cause a slowing of the economy, and in turn, reduce the demand of our data storage products and services, which would harm our ability to make a profit. Also, as federal dollars are redirected to military efforts, they may not be available for the purchase of new federal prison monitoring systems. We are unable to predict the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our stock.

Future capital and liquidity needs; Uncertainty of proceeds and additional financing. The Company incurred significant losses during fiscal year 2003 and has experienced significant losses in prior years. Although management cannot assure that future operations will be profitable or that additional debt and/or equity capital will be raised, we believe that, based on our fiscal 2004 operating plan, cash flow will be adequate to meet our anticipated future requirements for working capital expenditures, scheduled lease payments and scheduled payments of interest on our indebtedness. We will need to materially reduce expenses, or raise additional funds through public or private debt or equity financing, or both, if the revenue and cash flow elements of our 2004 operating plan are not met. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current shareholders of the company will be reduced, and such equity securities may have rights, preferences or privileges senior to those of the holders of Class A Common Stock. If we need to seek additional financing to meet working capital requirements, there can be no assurance that additional financing will be available on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our business, operating results, financial condition and ability to continue operations will be materially adversely affected.

Recent losses; Fluctuations in operating results. We had a consolidated loss from operations of $2,601,800 for the fiscal year ending June 30, 2003, and a consolidated loss from operations of $6,011,200 for the fiscal year ending June 30, 2002. In addition, our quarterly operating results have fluctuated significantly in the past and could fluctuate significantly in the future. We anticipate our financial performance will be significantly impacted by our acquisition of the TSI RFID technology effective June 1, 2002. As a result, our past quarterly operating results should not be used to predict future performance.

Intellectual property. Our business strategy is to continue the growth of our data storage businesses and develop the TSI business opportunity. The long-term success of this strategy depends in part upon the TSI intellectual property acquired. Third parties may hold United States or foreign patents which may be asserted in the future against the TSI technology, and there is no assurance that any license that might be required under such patents could be obtained on commercially reasonable terms, or otherwise. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there can be no assurance that we will be successful in doing so or that the steps taken by us in this regard will be adequate to deter infringement, misuse, misappropriation or independent third-party development of our technology or intellectual property rights or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Litigation may also become necessary to defend or enforce our proprietary rights. Any of such events could have a material adverse effect on our business, operating results and financial condition.

Dependence on key personnel. Our performance is substantially dependent on the services and performance of our executive officers and key employees. The loss of the services of any of our executive officers or key employees could have a material adverse effect on our business, operating results and financial condition. Our future success will depend on our ability to attract, integrate, motivate and retain qualified technical, sales, operations and managerial personnel. None of our executive officers are bound by an employment agreement or covered by key-man insurance.

Competition. Although early in the market development cycle, the TSI business/technology has no current, identified direct competitors. However, it can be expected that if, and to the extent that, the demand for the TSI technology increases, the number of competitors will likely increase. Increasing competition could adversely affect the amount of new business we are able to attract, the rates we are able to charge for our services and/or products, or both.

Relative to our data storage businesses, we operate in a very competitive environment, competing against numerous other companies, many of whom have greater financial resources and market position than we do.

Possible exercise and issuance of options and warrants may dilute interest of shareholders. As of the date of this prospectus, options to purchase 6,821,250 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.84. Additionally, warrants to purchase 6,009,426 shares of our Class A Common Stock were outstanding, and the weighted average exercise price of such warrants was $0.76. To the extent that any stock options currently outstanding or granted in the future are exercised, dilution to the interests of our shareholders may occur.

Possible de-listing of our stock on NASDAQ. Our Class A Common Stock currently trades on the NASDAQ SmallCap Market under the symbol "ALAN." However, there can be no assurance that an active trading market in our Class A Common Stock will be available at any particular future time.

We had previously received notice from NASDAQ that our stock price did not meet the NASDAQ listing eligibility requirement of a minimum closing bid price of $1.00. However, on December 4, 2003, we received notification from NASDAQ that our stock had demonstrated a closing bid price of at least $1.00 per share for ten consecutive trading days and was therefore determined to be in compliance with all of NASDAQ's listing requirements. The NASDAQ Listing Qualifications Panel determined to continue the listing of the Company's securities on the NASDAQ Small Cap Market and closed their hearing file.

While the Company realizes that any future delisting action relating to a minimum bid price requirement may adversely affect the price and liquidity of our Common Stock, we currently have a proposal pending that will be voted upon by our shareholders at our Annual Meeting of Shareholders scheduled for December 22, 2003 authorizing a reverse split to be effected only if necessary to maintain our NASDAQ listing. Should this proposal be accepted by our Shareholders, this authorization will allow our Board of Directors to effect up to a one for ten reverse split if it becomes necessary to maintain our NASDAQ listing. This authorization would remain in effect until December 31, 2006.

Payment of dividends. We do not anticipate that we will pay cash dividends on our Class A Common Stock in the foreseeable future. The payment of dividends by us will depend on our earnings, financial condition, and such other factors, as our Board of Directors may consider relevant. We currently plan to retain earnings to provide for the development of our business.

Our articles of incorporation and Arizona law may have the effect of making it more expensive or more difficult for a third party to acquire, or to acquire control, of us. Our articles of incorporation make it possible for our Board of Directors to issue preferred stock with voting or other rights that could impede the success of any attempt to change control of us. Arizona law prohibits a publicly held Arizona corporation from engaging in certain business combinations with certain persons, who acquire our securities with the intent of engaging in a business combination, unless the proposed transaction is approved in a prescribed manner. This provision has the effect of discouraging transactions not approved by our Board of Directors as required by the statute which may discourage third parties from attempting to acquire us or to acquire control of us even if the attempt would result in a premium over market price for the shares of common stock held by our stockholders.

The market price of our Class A Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

The market price of our Class A Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

o    progress of our products through development and marketing;

o announcements of technological innovations or new products by us or our competitors;

o government regulatory action affecting our products or competitors' products in both the United States and foreign countries;

o    developments or disputes concerning patent or proprietary rights;

o    actual or anticipated fluctuations in our operating results;

o    the loss of key management or technical personnel;

o    the loss of major customers or suppliers;

o    the outcome of any future litigation;

o    changes in our financial estimates by securities analysts;

o    general market  conditions  for emerging  growth and technology companies;

o    broad market fluctuations;

o    recovery from natural disasters; and

o    economic conditions in the United States or abroad.



Future sales of our Class A Common Stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings. We cannot predict the effect, if any, that future sales of shares of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. For example, the availability of the shares covered by this S-3 registration statement for sale, or of common stock by our existing stockholders under Rule 144, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

                       SAFE HARBOR STATEMENTS UNDER THE PRIVATE
                       SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus includes "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933 apply to forward-looking statements made by us. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negatives or variations of these terms, and other comparable terminology. In addition, any statements discussing strategy that involve risks and uncertainties are forward-looking.

Forward-looking statements involve risks and uncertainties, including those risks and uncertainties identified in the section of this prospectus beginning on page 5 titled "Risk Factors" and those risks and uncertainties identified elsewhere in, or incorporated by reference into, this prospectus. Due to these risks and uncertainties, the actual results that we achieve may differ materially from these forward-looking statements. These forward-looking statements are based on current expectations. In preparing this prospectus, we have made a number of assumptions and projections about the future of our business. These assumptions and projections could be wrong for several reasons including, but not limited to, those factors identified in the "Risk Factors" section.

You are urged to carefully review and consider the various disclosures that we make in this prospectus, any subsequent prospectus supplements and in our other reports filed with the SEC. These disclosures attempt to advise interested parties of the risk factors that may affect our business.

                     ISSUANCE OF SECURITIES TO SELLING SHAREHOLDERS

The Class A Common Stock subject to this prospectus may be issued by us to the selling shareholders pursuant to a private offering of Convertible Preferred Stock and Warrants to purchase Class A Common Stock completed in July 2003. We agreed in this transaction to file a registration statement, of which this prospectus is a part, to register the resale of the securities to be issued by us upon conversion of the Series A Convertible Preferred Stock or exercise of the Warrants in the transaction. All of the shares of Class A Common Stock covered by this prospectus are "restricted securities" under the Securities Act prior to this registration. The transaction under which the securities were issued is described in the following paragraph.

The transaction involved the issuance by us of our Series A Convertible Preferred Stock which is convertible, at the option of the holder, into three shares of our Class A Common Stock, and Warrants to purchase additional shares of Class A Common Stock, to accredited investors through a private offering in June and July of 2003. The offering was comprised of units sold at a price of $0.50 per unit plus two existing shares of outstanding Class A Common Stock, with each unit consisting of one share of Series A Convertible Preferred Stock and a 5-year warrant to purchase one share of Class A Common Stock at an exercise price of $0.50 per share. A total of 2,509,426 units were issued, resulting in the investors having the right to convert the 2,509,426 shares of Preferred Stock purchased into a total of 7,528,278 shares of Class A Common Stock and to exercise the Warrants received for an additional 2,509,426 shares of Class A Common Stock. This prospectus includes all 10,037,704 shares of Class A Common Stock issuable by us upon conversion of the Series A Preferred Stock or exercise of the Warrants issued in the private offering.

The following paragraphs describe in more detail the Series A Preferred Stock and Warrants that were sold by the Company:

Series A Preferred Stock

          The Company is authorized to issue 25,000,000 shares of Preferred Stock, 5,000,000 of which shares have been designated by the Company's Board of Directors as the Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Prior to the offering no shares of Preferred Stock were outstanding.

         Liquidation Preference

         Subject to the prior rights of the the Company's existing Series B Preferred Stock, holders of Series A Preferred Stock will, upon liquidation, dissolution, or winding up of the Company, receive $1.50 per share, plus accrued and unpaid dividends prior to any liquidation distribution to holders of Common Stock or, if assets are insufficient to make such payment in full, a ratable distribution per share of the available assets of the Company. The assets of the Company remaining after payment of the Series A Preferred Stock liquidation preference, if any, will be distributed pro rata to the holders of Common Stock.

         Redemption

         Unless previously converted to Common Stock, the Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company on or after the average NASDAQ closing market price for the Company's Class A Common Stock for ten (10) consecutive trading days equals $2.00 per share at a price equal to $1.50 per share, plus accrued and unpaid dividends.

          Conversion Rights

          Each share of Series A Preferred Stock is convertible at any time, at the option of the holder, unless previously redeemed, into three shares of Common Stock, subject to adjustment in the event of a stock split, stock dividend, share combination, or certain similar events which have a dilutive effect on the Common Stock issuable upon conversion of the Series A Preferred Stock.

         Dividends

         The holders of the Series A Preferred Stock will be entitled to receive cumulative cash, or at the option of the holder, in kind dividends when and as declared by the Company's Board of Directors, out of funds legally available therefor, at a rate equal to 12% per annum accruing from the date of first issuance, payable semi-annually in arrears on the 10th day of each January and July, commencing January 10, 2004, and if such date is not a business day, on the next succeeding business day. In the event the Company is unable to declare a dividend payable fully in cash and the Holders of seventy-five (75%) percent of all outstanding shares of Series A Convertible Preferred Stock agree in writing, then some or all of the dividend, as set forth in the agreement, shall be paid to all holders of the Series A Convertible Preferred Stock in kind.

         Voting Rights

         The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon matters submitted to shareholders for a vote, in the same manner and with the same effect as the holders of shares of Common Stock, voting together with the holders of Common Stock as a single class to the extent permitted by law. Holders of Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which the Preferred Stock is convertible, as adjusted under certain circumstances. The holders of the Preferred Stock will also have the right to vote in connection with actions which adversely affect the rights or preferences of the Series A Preferred Stock.

Warrants

         Each Unit of the offering included one (1) Warrant to purchase one share of the Company's Class A Common Stock.

         Exercise

         Each Warrant will be exercisable to purchase one share of Common Stock at a per share price of $0.50 until June 30, 2008 (the "Warrant Expiration Date"). The exercise price is subject to adjustment in the event of stock splits, dividends or combinations. The Warrants will be exercisable according to the terms set forth in the Warrant Agreement until 5:00 p.m. Phoenix, Arizona time, on the Warrant Expiration Date. No fractional shares will be issued upon the exercise of the Warrants.

        A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date, subject to certain restrictions, at the offices of the Company, with the "Purchase Form" attached to the applicable Warrant complete and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised.

         The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Warrants. There are no provisions for cashless exercise of the Warrants in the Warrant Agreements and the Company has made no provisions for cashless exercise of the Warrants.

         Redemption

         The Warrants are subject to redemption at the option of the Company. The Company may redeem any Warrant at a price of $0.01 per Warrant at any time prior to the exercise of such Warrant, after the closing price of the Common Stock has exceeded $1.50 for 10 consecutive trading days prior to the issuance of the notice of redemption.


                                 USE OF PROCEEDS


All of the shares of Class A Common Stock being offered under this prospectus are offered by the selling shareholders, which term includes their transferees, pledgees or donees or other successors in interest. The proceeds from the sale of the Class A Common Stock are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of Class A Common Stock by the selling shareholders. However, if shares to be sold by the selling shareholders are first to be acquired by them through exercise of warrants to purchase shares of Class A Common Stock as described in the previous section (See "Issuance of Securities to Selling Shareholders"), then we would have received the proceeds required for the exercise of the warrants previously, or contemporaneously to the selling shareholders' sale of such stock.

                              PLAN OF DISTRIBUTION

The shares of Class A Common Stock covered by this prospectus and, if applicable, any prospectus supplements may be offered and sold from time to time in one or more transactions by the selling stockholders, which term includes their transferees, pledgees or donees or other successors in interest. These transactions may involve crosses or block transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Class A Common Stock may be sold by one or more of the following means of distribution:

o on any of the U.S. securities exchanges or quotation services where shares of our common stock are listed or quoted at the time of sale, including NASDAQ where our common stock is listed as of the date of this prospectus;

o    in the over-the-counter market in accordance with the rules of NASDAQ;

o in transactions otherwise than on the exchanges or services or in the over-the-counter market described above;

o    in negotiated transactions or otherwise;

o through the writing of options, whether the options are listed on an options exchange or otherwise;

o in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

o a block trade in which the broker-dealer so engaged will attempt to sell shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

o    short sales;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    a combination of any of the above transactions; or

o    any other method permitted pursuant to applicable law.

The selling stockholders may also transfer the shares by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. The selling stockholders and any broker-dealers or agents who participate in the distribution of these shares may be deemed to be "underwriters" under the Securities Act and any discount, commission, concession or profits received by these persons might be deemed to be an underwriting discount or commission under the Securities Act. The selling stockholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at varying prices at the time of sale, at negotiated prices or at fixed prices. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents.

The selling stockholders may sell their shares directly to purchasers or may use broker-dealers or agents to sell their shares. Broker-dealers or agents who sell the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both.

Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share. To the extent that these broker-dealers are unable to do so acting as agent for the selling stockholders, they may purchase as principals any unsold shares at the price required to fulfill the broker-dealers' commitment to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell these shares from time to time in transactions on any of the U.S. securities exchanges or quotation services where our common stock is listed or quoted, in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale or otherwise. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. Moreover, these transactions may be at market prices prevailing at the time of sale or at negotiated prices and, in connection with these resales, these broker-dealers may pay to or receive from the purchasers of these shares commissions computed as described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by it or them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when the selling stockholder takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder may enter into options or other transactions with broker-dealers or other financial institutions that involve the delivery of the shares offered hereby to the broker-dealers or other financial institutions, who may then resell or otherwise transfer those shares pursuant to this prospectus. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer, and the broker-dealer may sell the loaned shares offered hereby pursuant to this prospectus or upon a default may sell or otherwise transfer the pledged shares offered hereby pursuant to this prospectus.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. In addition, under the securities laws of certain states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers.

We have agreed to indemnify the selling stockholders, each of their officers, directors and partners and each person controlling such selling stockholders (within the meaning of Section 15 of the Securities Act) against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us, each of our officers and directors and each person controlling us (within the meaning of Section 15 of the Securities
Act) against certain liabilities, including liabilities under the Securities
Act.

We have agreed to maintain the effectiveness of the registration statement until the time that all of the shares of common stock covered by this registration statement are sold in accordance with the intended plan of distribution set forth in this prospectus.

We will pay all fees and expenses incurred in connection with preparing and filing the registration statement, any amendments to the registration statement, this prospectus and any prospectus supplements. The selling stockholders will pay any legal fees of the selling stockholders, broker's fees or commissions and similar selling expenses, if any, attributable in connection with the sale of common stock, including stock transfer taxes due or payable in connection with the sale of the shares.

We may suspend the effectiveness of the registration statement and, upon receipt of written notice from us, the selling stockholders shall cease using this prospectus if at any time we determine, in our reasonable judgment and in good faith, that sales of shares of common stock pursuant to the registration statement or this prospectus would require public disclosure by us of material nonpublic information that is not included in the registration statement and that immediate disclosure of such information would be detrimental to us.

If we suspend the effectiveness of the registration statement, we shall use our reasonable best efforts to amend the registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow any proposed sales by the selling stockholders to take place as promptly as possible, subject, however, to our right to delay further sales of shares of common stock until the conditions or circumstances referred to above have ceased to exist or have been disclosed. We agreed with the selling stockholders that our right to delay sales of shares of common stock held by the selling stockholders will not be exercised by us more than twice in any twelve month period and will not exceed 60 days as to any single delay in any twelve month period.

We cannot assure you that the selling stockholders will sell all or any of the common stock offered under the registration statement or any amendment of it.

                              SELLING STOCKHOLDERS

The following table sets forth certain information, received through September 30, 2003, with respect to the number of shares of our Class A Common Stock beneficially owned by each selling stockholder. The information set forth below is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares.

Except as otherwise described below, no selling stockholder, to our knowledge, held beneficially one percent or more of our outstanding Class A Common Stock as of the date of this prospectus. Because the selling stockholders may offer all, some or none of the shares of our Class A Common Stock listed below, no estimate can be given as to the amount or percentage of our Class A Common Stock that will be held by the selling stockholders upon termination of any of the sales.

Except as indicated below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities or the securities of our predecessors. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The shares of Class A Common Stock offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                               SHARES OF CLASS A COMMON STOCK
                                                                OFFERED BY THIS PROSPECTUS

                                            SHARES OF CLASS
                                            A COMMON STOCK     Shares        Shares
NAMES AND ADDRESSES OF THE SELLING           BENEFICIALLY    Available by    Available
STOCKHOLDERS                                OWNED PRIOR TO   Conversion of  By Exercise    Total
                                            THE OFFERING(1) Preferred Stock of Warrants    Shares

Anderson Family Trust (2)
FBO Donald E. and Rebecca E. Anderson          4,460,644     1,344,483       448,161      1,792,644
11804 N. Sundown Drive
Scottsdale, AZ  85260

Programmed Land, Inc. (3)
9414 E. San Salvador Dr., Suite 99             1,840,000     1,080,000       360,000      1,440,000
Scottsdale, AZ 85258

David J. & Julie R. Dickerson (4)
11804 N. Sundown Drive                          230,000       135,000        45,000        180,000
Scottsdale, AZ  85260

Paul D. Anderson (5)
9715 N. 94th Place #112                         230,000       135,000        45,000        180,000
Scottsdale, AZ  85258

David P. & Heidi J. Anderson (6)
4620 N. 68th Street #164                        230,000       135,000        45,000        180,000
Scottsdale, AZ  85251

Heartland Systems Co. (7)
939 Office Park Road, Suite 120                1,180,000      720,000        240,000       960,000
West Des Moines, IA  50265

The Rhino Fund LLLP (8)
32065 Castle Court, Suite 700                  1,305,000      795,000        265,000      1,060,000
Evergreen, CO  80439

Robert R. Kauffman (9)
15575 N. 83rd Way, Suite 3                     3,452,000     1,050,000       350,000      1,400,000
Scottsdale, AZ 85260

Paine Webber (9)
c/f  Robert R. Kauffman IRA                     665,000       450,000        150,000       600,000
15575 N. 83rd Way, Suite 3
Scottsdale, AZ 85260

Harold S. Carpenter (10)
939 Office Park Road, Suite 120                 946,541       525,000        175,000       700,000
West Des Moines, IA  50265

James T. Hecker (11)
32065 Castle Court, Suite 100                   164,357        18,000         6,000        24,000
Evergreen, CO  80439

                                       15

James T. Hecker  IRA (11)
32065 Castle Court, Suite 100                    61,536        45,000        15,000        60,000
Evergreen, CO  80439

John A. Carlson (12)
15575 N. 83rd Way, Suite 3                     1,093,144      244,500        81,500        326,000
Scottsdale, AZ 85260

John A. Carlson IRA (12)
15575 N. 83rd Way, Suite 3                       74,814        55,500        18,500        74,000
Scottsdale, AZ 85260

Thomas C. LaVoy (13)
29555 N. 69th Place                             282,460       105,795        35,265        141,060
Scottsdale, AZ 85262

Steven P. Oman (14)
10446 N. 74th Street, Suite 130                 205,000        30,000        10,000        40,000
Scottsdale, AZ 85258

Lincoln Trust Co. (15)
C/F Greg E. Oester                             1,063,232       30,000        10,000        40,000
11878 N. 114th Way
Scottsdale, AZ 85259

Thomas E. Burns III, Inc. Employee Bene Tr
dtd 8-1-83 (16)                                  82,548        61,911        20,637        82,548
25097 Champlain Road
Laguna Hills, CA 92653

Thomas E. Burns, III  (16)
Revocable Living Trust dtd 9-26-98              127,452        88,089        29,363        117,452
25097 Champlain Road
Laguna Hills, CA 92653

Gary L. McDaniel & Virginia L. McDaniel
1991 Living Trust (17)                          840,000       480,000        160,000       640,000
500 N Rainbow Blvd., Suite 300                             ----------     ----------    ----------
Las Vegas, NV 89107

TOTALS                                                      7,528,278      2,509,426    10,037,704
                                                            =========     ==========    ==========

---------------------------------



(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth in the applicable footnote through the conversion of a security or the exercise of any stock option or other right. Percentage ownership indicated in the footnotes below is based on 15,249,400 shares of our Class A Common Stock outstanding as of September 29, 2003.

(2) Donald E. and Rebecca E Anderson have beneficial ownership of 25.83% of the Company. The shares shown include shares owned by Programmed Land, Inc., which are also offered under this prospectus and are beneficially owned by the Andersons. Mr. Anderson is a director of the Company.

(3) Donald E. and Rebecca E. Anderson have beneficial ownership of all of the outstanding shares of Programmed Land, Inc., and therefore are the beneficial owners of these shares. See footnote 2 above.

(4) David and Julie Dickerson are the beneficial owners of 1.50% of the Company's Class A Common Stock.

(5) Paul Anderson is the beneficial owner of 1.50% of the Company's Class A Common Stock.

(6) David and Heidi Anderson are the beneficial owners of 1.50% of the Company's Class A Common Stock.

(7) Heartland Systems Co. is the beneficial owner of 7.51% of the Company's Class A Common Stock. Leanna Hansch, Treasurer, holds voting and dispositive powers over the shares of the Company's stock owned by Heartland Systems Co.

(8) The Rhino Fund, LLLP beneficially owns 8.28% of the Company's Class A Common Stock. MacDonald Hawley, president of Rhino Capital, Inc, the fund manager, holds voting and dispositive powers over the shares of the Company's stock owned by The Rhino Fund, LLLP.

(9) Robert R. Kauffman is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Kauffman is the Chief Executive Officer and a director of the Company. Mr. Kauffman has beneficial ownership of 23.19% of the Company. In addition to these shares, Mr. Kauffman also beneficially owns shares of Technology Systems International, Inc. of Nevada (TSIN), a corporation that currently holds 6,000,000 shares of Alanco stock received when Alanco acquired the TSIN operations in June 2002. If TSIN distributes the 6,000,000 shares of Alanco common stock to TSIN shareholders on a proportionate basis, Mr. Kauffman could acquire up to approximately 118,700 shares of Alanco common stock, thereby increasing his percentage of total stock and options owned to approximately 23.86%.

(10) Harold S. Carpenter is a director of the Company and is the beneficial owner of 6.04% of the Company's Class A Common Stock. Mr. Carpenter is an officer of Heartland Systems Co., whose shares are also offered under this prospectus; however, Mr. Carpenter disclaims beneficial ownership of the Heartland Systems Co. shares.

(11) James T. Hecker is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Hecker is a director of the Company, and has beneficial ownership of 1.47% of the Company. Mr. Hecker is the treasurer and general counsel for Rhino Capital Incorporated, which controls The Rhino Fund, whose shares are also offered under this prospectus; however, Mr. Hecker disclaims beneficial ownership of The Rhino Fund shares.

(12) John A. Carlson is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Carlson is the Chief Financial Officer and a director of the Company. Mr. Carlson has beneficial ownership of 7.25% of the Company.

(13) Thomas C. LaVoy is a director of the Company and has a beneficial ownershi of 1.83% of the Company.

(14) Steven P. Oman is a director of the Company and has a beneficial ownership of 1.33% of the Company.

(15) Greg M. Oester, who is an officer of the Company's wholly owned subsidiary, Technology Systems International, Inc., has beneficial ownership of 6.54% of the Company. In addition to these shares, Mr. Oester also beneficially owns shares of Technology Systems International, Inc. of Nevada (TSIN), a corporation that currently holds 6,000,000 shares of Alanco stock received when Alanco acquired the TSIN operations in June 2002. If TSIN distributes the 6,000,000 shares of Alanco common stock to TSIN shareholders on a proportionate basis, Mr. Oester could acquire up to approximately 70,000 shares of Alanco common stock, thereby increasing his percentage of total stock and options owned to approximately 6.97%.

(16) Thomas E. Burns is the beneficial owner of these shares, as well as the beneficial owner of shares held by his IRA, which are also offered under this prospectus. Mr. Burns has beneficial ownership of 1.37% of the Company.

(17) Gary and Virginia McDaniel are the beneficial owners of these shares. The McDaniels have beneficial ownership of 5.38% of the Company.

                            DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 25,000,000 shares of preferred stock. The preferred stock is issuable in series with such designation, preferences, voting rights, privileges, and other restrictions and qualifications as our Board of Directors may establish in accordance with Arizona law. There were 15,249,400 shares of Class A Common Stock outstanding, and no shares of Class B Common Stock issued and outstanding as of September 29, 2003. There were 2,509,425 shares of Series A Convertible Preferred Stock outstanding and 55,865 shares of Series B Convertible Preferred Stock outstanding as of September 29, 2003. There were no other shares of preferred stock outstanding at September 29, 2003. Shares of the Series A Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of three shares of Class A Common Stock for every one share of Series A Convertible Preferred Stock. Shares of the Series B Convertible Preferred Stock are convertible into shares of Class A Common Stock at a rate of thirteen shares of Class A Common Stock for every one share of Series B Convertible Preferred Stock. As of September 29, 2003, options to purchase 6,821,250 shares of Class A Common Stock were outstanding, and the weighted average exercise price of such options was $0.84. In addition, as of September 29, 2003, the Company had 6,009,426 warrants to purchase Class A Common Stock outstanding, and the weighted average exercise price of such warrants was $0.76. Our Class A Common Stock is traded on the NASDAQ SmallCap Market under the symbol "ALAN". No other securities of the Company are currently traded on any market.

Common Stock

Holders of shares of our Class A Common Stock are entitled to one vote per share on all matters to be voted on by our shareholders. Holders of shares of Class B Common Stock are entitled to one-one hundredth of one vote per share of Class B Common Stock on all matters to be voted on by our shareholders. Our Class A Common Stock and our Class B Common Stock have cumulative voting rights with respect to the election of directors. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.

Subject to the dividend rights of the holders of preferred stock, if applicable, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available.

Upon our liquidation, dissolution or winding up, after payment of creditors and holders of any of our senior securities, including preferred stock, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized to issue preferred stock in one or more series and denominations and to fix the rights, preferences, privileges, and restrictions, including dividend, conversion, voting, redemption, liquidation rights or preferences, and the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.

Our Board of Directors has previously authorized the issuance of a series of preferred stock referred to as Series B Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series B Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series B Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series B Convertible Preferred Stock if we want to authorize any reclassification of the Series B Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series B Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series B Convertible Preferred Stock as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series B Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series B Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Our Board of Directors has also authorized the issuance of a series of preferred stock referred to as Series A Convertible Preferred Stock. Without the affirmative vote of a majority of the holders of the Series A Preferred Stock, we may not amend, alter or repeal any of the provisions of our articles of incorporation or articles of designation for the Series A Convertible Preferred Stock. We also need the affirmative vote of a majority of the holders of the Series A Convertible Preferred Stock if we want to authorize any reclassification of the Series A Convertible Preferred Stock that would adversely affect the preferences, special rights or privileges or voting power of the Series A Convertible Preferred Stock. We may not create or issue any class of stock ranking prior to the Series A Convertible Preferred Stock (other than the existing Series B Convertible Preferred Stock) as to dividends or distribution of assets, or create or issue any shares of any series of the authorized preferred stock ranking prior to the Series A Convertible Preferred Stock's rights to dividends or distribution on liquidation. The Series A Convertible Preferred Stock shall have voting rights as if converted into Class A Common Stock.

Arizona Corporate Takeover Act and Certain Charter Provisions

We are subject to the provisions of the Arizona Corporate Takeover Act. The Arizona Corporate Takeover Act and certain provisions of our articles of incorporation and bylaws, as summarized in the following paragraphs, may have the effect of discouraging, delaying, or preventing hostile takeovers (including those that might result in a premium over the market price of our common stock), or discouraging, delaying, or preventing changes in control or management of our company.

Arizona Corporate Takeover Act

Article 1 of the Arizona Corporate Takeover Act is intended to restrict "greenmail" attempts by prohibiting us from purchasing any shares of our capital stock from any beneficial owner of more than 5% of the voting power of our company at a per share price in excess of the average market price during the 30 trading days prior to the purchase, unless

o the 5% owner has beneficially owned the shares to be purchased for a period of at least three years prior to the purchase;

o a majority of our shareholders (excluding the 5% owner, its affiliates or associates, and any officer or director of our company) approves the purchase; or

o    we make the offer available to all holders of shares of our capital stock.

Article 2 of the Arizona Corporate Takeover Act is intended to discourage the direct or indirect acquisition by any person of beneficial ownership of our shares (other than an acquisition of shares from us) that would constitute a control share acquisition. A "control share acquisition" is defined as an acquisition of shares by any person, when added to other shares of our company beneficially owned by such person, immediately after the acquisition entitles such person to exercise or direct the exercise of

o    at least 20% but less than 33 1/3%;

o    at least 33 1/3% but less than or equal to 50%; or

o    more than 50% of the voting power of our capital stock.

The Arizona Corporate Takeover Act (1) gives our shareholders other than any person that makes or proposes to make a control share acquisition or our company's directors and officers the right to limit the voting power of the shares acquired by the acquiring person that exceed the threshold voting ranges described above, other than in the election of directors, and (2) gives us the right to redeem such shares from the acquiring person at a price equal to their fair market value under certain circumstances.

Article 3 of the Arizona Corporate Takeover Act is intended to discourage us from entering into certain mergers, consolidations, share exchanges, sales or other dispositions of our assets, liquidation or dissolution of our company, reclassification of securities, stock dividends, stock splits, or other distribution of shares, and certain other transactions with any interested shareholder (as defined in the takeover act) or any of the interested


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shareholder's affiliates for a period of three years after the date that the interested shareholder first acquired the shares of common stock that qualify such person as an interested shareholder, unless either the business combination or the interested shareholder's acquisition of shares is approved by a committee of our Board of Directors (comprised of disinterested directors or other persons) prior to the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder. In addition,
Article 3 prohibits us from engaging in any business combination with an interested shareholder or any of the interested shareholder's affiliates after such three-year period unless:

o the business combination or acquisition of shares by the interested shareholder was approved by our Board of Directors prior to the date on which the interested shareholder acquired the shares that qualified such person as an interested shareholder;

o    the business combination is approved by our shareholders
     (excluding the interested person or any of its affiliates) at a meeting called after such three-year period; or

o    the business combination satisfies each of certain statutory requirements.

Article 3 defines an "interested shareholder" as any person (other than us and our subsidiaries) that either (a) beneficially owns 10% or more of the voting power of our outstanding shares, or (b) is an affiliate or associate of our company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of our outstanding shares.

Certain Charter Provisions

In addition to the provisions of the Arizona Corporate Takeover Act described above, our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions include the following:

o the authority of our Board of Directors to fill vacancies on the Board of Directors;

o the authority of our Board of Directors to issue preferred stock in series with such voting rights and other powers as our Board of Directors may determine;

o a provision that, unless otherwise prohibited by law, special meetings of the shareholders may be called only by our Board of Directors, or by holders of not fewer than 10% of all shares entitled to vote at the meeting; and

o a provision for cumulative voting in the election of directors, pursuant to Arizona law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the Class A Common Stock offered hereby will be passed upon by The Law Office of Steven P. Oman, P.C., Scottsdale, Arizona. Said firm, and Steven P. Oman, owned, as of the date of this prospectus, an aggregate of 205,000 shares of our Class A Common Stock on an as-converted basis. Additionally, Steven P. Oman, Esq. is a director of our company and serves as our general counsel.

Lawyers and employees of The Law Office of Steven P. Oman, P.C. and entities controlled by lawyers at The Law Office of Steven P. Oman, P.C. may engage in transactions in the open market or otherwise to purchase or sell our securities from time to time.

The Company is a party to litigation that relates to the acquisition in May 2002 of substantially all of the assets of Technology Systems International, Inc. and to litigation arising from an expired property lease between the Company's subsidiary, Arraid, Inc., and Arraid Property L.L.C. The actions are more fully described below:

On January 30, 2003, a suit was filed by Technology Systems International, Inc., a Nevada corporation ("TSIN") versus the Company, its wholly owned subsidiary, Technology Systems International, Inc., an Arizona corporation ("TSI"), and two of the directors of TSIN, including Robert Kauffman who is also the Chief Executive Officer of the Company. The venue for the action is the Arizona


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Superior Court in and for Maricopa County, Arizona, as case number
CV2003-001937. The complaint sets forth various allegations and seeks equitable remedies and damages arising out of the Company's acquisition of substantially all of the assets of TSIN. As stated in previous periodic reports filed by the Company with the SEC concerning this matter, the Company's management, in consultation with legal counsel, believes the plaintiff's claims are without merit and the Company will aggressively defend the action.

On July 18, 2003, Arraid Property L.L.C., an Arizona Limited Liability Company ("Arraid LLC"), filed a complaint in Superior Court, Arizona (case number CV 2003-13999) against the Company and its wholly owned subsidiary, Arraid, Inc., an Arizona corporation ("Arraid"), alleging breach of lease and unjust enrichment and seeking monetary damages. The suit relates to an expired lease agreement for property previously leased by Arraid. The Company has filed a counterclaim against Arraid LLC, and a third party complaint against John Dahl, Frank Meijers and Keith Blaich (all owners of Arraid LLC and previous employees of the Company) seeking monetary damages and alleging, among other things, excess billing and unjust enrichment. The Company's management, in consultation with legal counsel, believes the plaintiff's claims are without merit and the Company will aggressively defend the action and pursue the counterclaims and third party claims specified.

                                    EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 have been audited by Semple & Cooper, LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 which was filed with the Securities and Exchange Commission. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus and any subsequent prospectus supplements, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. The information incorporated by reference is an important part of this prospectus and any subsequent prospectus supplements. Information that we file subsequently with the SEC, but prior to the termination of this offering, will automatically update this prospectus and any outstanding prospectus supplements and supersede this information. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the SEC.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

1. Our annual report on Form 10-KSB for the fiscal year ended June 30, 2003, including our audited consolidated financial statements for the fiscal year ended June 30, 2003 attached thereto, filed with the SEC on September 29, 2003, with an amended filing on September 30, 2003.

2. The description of our Class A Common Stock set forth in our registration statement on Form 10/A filed with the SEC on March 27, 1981, and any subsequent amendment or report filed for the purpose of updating this description.

3. Our Proxy Statement for our Annual Meeting of Shareholders to be held on December 22, 2003, filed with the SEC on November 7, 2003.

4. Our Form S-3 Registration Statement filed with the SEC on November 27, 2002.

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5. Our Form S-8 Registration Statement filed with the SEC on January 22, 2003.

6. Our Form S-3 Registration Statement filed with the SEC on February 25, 2003.

7. Our Form 10-QSB for the quarter ended September 30, 2003 filed with the SEC on November 14, 2003, with an amended filing on November 18, 2003.

We also are incorporating by reference in this prospectus and any subsequent prospectus supplements all reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of common stock. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus and any subsequent prospectus supplements as of the date of filing of such reports and documents.

Upon request, whether written or oral, we will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus or any prospectus supplements but not delivered with the prospectus or any subsequent prospectus supplements. You should direct any requests for this information to the office of the Secretary, at our principal executive offices, located at 15575 North 83rd Way, Suite 3, Scottsdale, AZ 85260. The telephone number at that address is (480) 607-1010.

Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered in this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.




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